Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Inc. Announces Fourth Quarter and Fiscal Year 2015 Results

Fourth Quarter 2015 Highlights

•	Total Segment EBITDA decreased 20% versus prior year to $73 million reflecting the strong U.S. dollar and the absence of $13 million in favorable one-time items in the fourth quarter of 2014

•	Identified approximately $35 million in additional productivity actions; approximately $43 million of structural cost savings remain in process as of December 31, 2015

•	As a component of the in process savings, site rationalization at Norco, Louisiana, is expected to add $20 million in Segment EBITDA on a run rate basis

•	Continue to strategically invest in growth; second of three new formaldehyde sites came online

Fiscal Year 2015 Highlights

•	Total Segment EBITDA increased 1% versus prior year to $466 million; on a constant currency basis, total Segment EBITDA would have increased 11%; Adjusted EBITDA of $521 million

•	Net cash from operations of $213 million in 2015

•	Total liquidity as of December 31, 2015 of $587 million
COLUMBUS, Ohio - (March 14, 2016) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2015.
“Our fourth quarter 2015 results reflected improvement in our specialty epoxy and Versatic™ Acids and Derivatives businesses as well as productivity gains, offset by the negative impact of foreign currency, softer demand in Latin America and continued headwinds impacting our oil and gas related products,” said Craig O. Morrison, Chairman, President and CEO. “The structural cost savings program we began implementing earlier this year remains on track and we have identified approximately $35 million in additional productivity savings to strengthen our position for profitable growth in response to the recent economic volatility.”

Mr. Morrison added: “Excluding the impact of currency, we were pleased to deliver an 11% year-over-year increase in Segment EBITDA in 2015 compared to 2014 due to the strength of our diversified portfolio and disciplined cost controls. In 2015, we also drove strong levels of cash flow from operations and successfully completed construction of two new formaldehyde sites, with a third new formaldehyde site coming online as expected in the first quarter of 2016. Looking ahead, we remain committed to driving structural decreases in our costs and carefully managing our balance sheet, while continuing to strategically invest behind our differentiated technologies.”

Fourth Quarter 2015 Results

Net Sales. Net sales for the quarter ended December 31, 2015 were $909 million, a decrease of 22% compared with $1.16 billion in the prior year period. The decline in net sales was primarily driven by the strengthening of the U.S. dollar against most other currencies and lower selling prices from the decline in oil-driven feedstocks. On a constant currency basis, net sales would have decreased by 14% for the quarter.

Segment EBITDA. Segment EBITDA for the quarter ended December 31, 2015 was $73 million, a decrease of 20% compared with $91 million in the prior year period. In the fourth quarter 2015, ongoing productivity savings and margin improvement in our specialty epoxy and Versatic™ Acids and Derivatives businesses were more than offset by weaker oilfield proppants results, economic headwinds in Latin America and the impact of the U.S. dollar strengthening against most other currencies. On a constant currency basis, Segment EBITDA would have decreased 10% for the quarter. In addition, the fourth quarter of 2014 benefited from the positive impact of $13 million in favorable one-time items.

Fiscal Year 2015 Results

Net Sales. Net sales for the year ended December 31, 2015 were $4.1 billion, a decrease of 19% compared with $5.1 billion in the prior year period. The decline in net sales was primarily driven by the strengthening of the U.S. dollar against most other currencies and lower selling prices from the decline in oil-driven feedstocks, which more than offset gains in specialty epoxy resins. On a constant currency basis, net sales would have decreased by 11% for the year.

Segment EBITDA. Segment EBITDA for the year ended December 31, 2015 was $466 million, an increase of 1% compared with $462 million in the prior year period. The increase in Segment EBITDA was primarily driven by strong growth in our specialty epoxy and base epoxy resins, as well as North American forest products resins businesses. Specialty epoxy resins benefited from positive wind energy demand while our North American forest product resins business benefited from an improvement in the local housing markets, partially offset by weaker oilfield proppants results and the impact of the U.S. dollar strengthening against most other currencies. On a constant currency basis, Segment EBITDA would have increased 11% for the year.

Global Restructuring Program

In late 2015, Hexion identified approximately $35 million in additional productivity and cost reduction programs, which the Company will begin executing in 2016. One of these projects is a planned facility rationalization at Norco, Louisiana, within our Epoxy, Phenolic and Coating Resins segment, which the Company anticipates will generate approximately $20 million in annual cost savings once completed. As of December 31, 2015, Hexion had approximately $43 million in total in process cost savings, the majority of which we expect to be achieved over the next 12 to 24 months.

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the fourth quarter and twelve months ended December 31, 2015 and 2014. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and a reconciliation of Segment EBITDA to net loss.

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2015	2014	2015	2014
Net Sales (1):
Epoxy, Phenolic and Coating Resins	$563	$720	$2,589	$3,277
Forest Products Resins	346	440	1,551	1,860
Total	$909	$1,160	$4,140	$5,137

Segment EBITDA (2):
Epoxy, Phenolic and Coating Resins	$42	$49	$307	$290
Forest Products Resins	51	64	233	255
Corporate and Other	(20)	(22)	(74)	(83)
Total	$73	$91	$466	$462

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.

(2)
Starting in the first quarter of 2015, the Company modified the components of Corporate and Other to include the allocation of certain shared service and administrative function costs that were allocated to the reportable segments in prior periods. Accordingly, for comparative purposes, the Company has recasted its Segment EBITDA results to include these costs within Corporate and Other for all prior periods presented.

Liquidity and Capital Resources

At December 31, 2015, Hexion had total debt of approximately $3.8 billion, which is unchanged compared to December 31, 2014. In addition, at December 31, 2015, the Company had $587 million in liquidity comprised of $228 million of unrestricted cash and cash equivalents, $320 million of borrowings available under the Company’s asset-backed loan facility (the “ABL Facility”) and $39 million of time drafts and availability under credit facilities at certain international subsidiaries.

Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

Earnings Call
Hexion will host a teleconference to discuss fourth quarter and fiscal year 2015 results on Monday, March 14 , 2016, at 10:00 a.m. Eastern Time.
Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 877-474-9506
International Participants: +1 857-244-7559
Participant Passcode: 89966152

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.hexion.com.

A replay of the call will be available for one week beginning at 2:00 p.m. Eastern Time on March 14, 2016. The playback can be accessed by dialing 888-286-8010 (U.S.) and +1 617-801-6888 (International). The passcode is 64255598. A replay also will be available through the Investor Relations Section of the Company’s website.

Covenant Compliance

The instruments that govern the Company’s indebtedness contain, among other provisions, restrictive covenants regarding indebtedness (including an Adjusted EBITDA to Fixed Charges ratio incurrence test), dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions and capital expenditures.

The indentures that govern the Company’s 6.625% First-Priority Senior Secured Notes, 10.00% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (collectively, the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which may restrict our ability to take certain actions such as incurring additional debt or making acquisitions if the Company is unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a LTM basis. See “Non-U.S. GAAP Measures” for further information regarding Adjusted EBITDA and Schedule 5 to the release for a calculation of the Adjusted EBITDA to Fixed Charges ratio.

The Company’s ABL Facility does not have any financial maintenance covenant other than a minimum Fixed Charge Coverage Ratio of 1.0 to 1.0 that would only apply if the Company’s availability under the ABL Facility at any time is less than the greater of (a) $40 million and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The Fixed Charge Coverage Ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. At December 31, 2015, the Company’s availability under the ABL Facility exceeded the minimum requirements, as did its Fixed Charge Coverage Ratio.

Non-U.S. GAAP Measures

Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. Segment EBITDA should not be considered a substitute for net income (loss) or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for reconciliation of Segment EBITDA to net loss.

Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense. See Schedule 5 to this release for reconciliation of net loss to Adjusted EBITDA and the Fixed Charges Ratio.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company
Based in Columbus, Ohio, Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc.) is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Inc. is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Hexion Inc. and its products is available at www.hexion.com.
Contacts
Investors and Media:
John Kompa
614-225-2223
john.kompa@hexion.com

See Attached Financial Statements

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2015	2014	2015	2014
Net sales	$909	$1,160	$4,140	$5,137
Cost of sales	787	1,089	3,540	4,576
Gross profit	122	71	600	561
Selling, general and administrative expense	77	130	306	399
Asset impairments	6	5	6	5
Business realignment costs	5	23	16	47
Other operating (income) expense, net	(10)	(15)	12	(8)
Operating income (loss)	44	(72)	260	118
Interest expense, net	81	78	326	308
Gain on extinguishment of debt	(27)	—	(41)	—
Other non-operating (income) expense, net	(2)	9	(3)	32
Loss before income tax and earnings from unconsolidated entities	(8)	(159)	(22)	(222)
Income tax expense	6	5	34	22
Loss before earnings from unconsolidated entities	(14)	(164)	(56)	(244)
Earnings from unconsolidated entities, net of taxes	4	6	17	20
Net loss	(10)	(158)	(39)	(224)
Net (income) loss attributable to noncontrolling interest	(1)	1	(1)	1
Net loss attributable to Hexion Inc.	$(11)	$(157)	$(40)	$(223)

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $8 and $16, respectively)	$236	$172
Short-term investments	—	7
Accounts receivable (net of allowance for doubtful accounts of $15 and $14, respectively)	450	591
Inventories:
Finished and in-process goods	218	290
Raw materials and supplies	90	110
Other current assets	53	73
Total current assets	1,047	1,243
Investments in unconsolidated entities	36	48
Deferred income taxes	13	18
Other long-term assets	48	53
Property and equipment:
Land	84	89
Buildings	296	302
Machinery and equipment	2,406	2,419
	2,786	2,810
Less accumulated depreciation	(1,735)	(1,755)
	1,051	1,055
Goodwill	122	119
Other intangible assets, net	65	81
Total assets	$2,382	$2,617
Liabilities and Deficit
Current liabilities:
Accounts payable	$386	$426
Debt payable within one year	80	99
Interest payable	82	82
Income taxes payable	15	12
Accrued payroll and incentive compensation	78	67
Other current liabilities	123	135
Total current liabilities	764	821
Long-term liabilities:
Long-term debt	3,698	3,678
Long-term pension and postretirement benefit obligations	224	278
Deferred income taxes	12	19
Other long-term liabilities	161	171
Total liabilities	4,859	4,967
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at December 31, 2015 and 2014	1	1
Paid-in capital	526	526
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive (loss) income	(15)	73
Accumulated deficit	(2,692)	(2,652)
Total Hexion Inc. shareholder’s deficit	(2,476)	(2,348)
Noncontrolling interest	(1)	(2)
Total deficit	(2,477)	(2,350)
Total liabilities and deficit	$2,382	$2,617

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
(In millions)	2015	2014
Cash flows provided by (used in) operating activities
Net loss	$(39)	$(224)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	137	144
Gain on extinguishment of debt	(41)	—
Deferred tax expense (benefit)	7	(6)
Gain on step acquisition	(5)	—
Non-cash asset impairments and accelerated depreciation	8	5
Unrealized foreign currency losses	12	46
Unrealized (gains) losses on pension and postretirement benefit plan liabilities	(13)	102
Gain on sale of assets	(4)	(16)
Other non-cash adjustments	(4)	(5)
Net change in assets and liabilities:
Accounts receivable	91	(27)
Inventories	65	(67)
Accounts payable	(21)	(33)
Income taxes payable	8	4
Other assets, current and non-current	24	26
Other liabilities, current and non-current	(12)	1
Net cash provided by (used in) operating activities	213	(50)
Cash flows used in investing activities
Capital expenditures	(175)	(183)
Capitalized interest	(4)	—
Purchase of businesses, net of cash acquired	(7)	(64)
Proceeds from sale of (purchases of) investments, net	6	(1)
Change in restricted cash	8	(3)
Disbursement of affiliated loan	—	(50)
Funds remitted to unconsolidated affiliates, net	—	(2)
Proceeds from sale of assets	17	20
Net cash used in investing activities	(155)	(233)
Cash flows provided by financing activities
Net short-term debt (repayments) borrowings	(3)	21
Borrowings of long-term debt	523	391
Repayments of long-term debt	(485)	(343)
Long-term debt and credit facility financing fees	(11)	—
Net cash provided by financing activities	24	69
Effect of exchange rates on cash and cash equivalents	(10)	(9)
Increase (decrease) in cash and cash equivalents	72	(223)
Cash and cash equivalents (unrestricted) at beginning of year	156	379
Cash and cash equivalents (unrestricted) at end of year	$228	$156
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$312	$297
Income taxes, net of cash refunds	17	29
Non-cash investing activities:
Non-cash assumption of debt on step acquisition	$18	$—

HEXION INC.
SCHEDULE 4: RECONCILIATION OF SEGMENT EBITDA TO NET LOSS (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2015	2014	2015	2014
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$42	$49	$307	$290
Forest Products Resins	51	64	233	255
Corporate and Other	(20)	(22)	(74)	(83)
Total	$73	$91	$466	$462

Reconciliation:
Items not included in Segment EBITDA:
Asset impairments	$(6)	$(5)	$(6)	$(5)
Business realignment costs	(5)	(23)	(16)	(47)
Realized and unrealized foreign currency gains (losses)	7	(11)	(10)	(32)
Gain on extinguishment of debt	27	—	41	—
Unrealized gains (losses) on pension and OPEB plan liabilities	13	(102)	13	(102)
Other	2	11	(31)	(25)
Total adjustments	38	(130)	(9)	(211)
Interest expense, net	(81)	(78)	(326)	(308)
Income tax expense	(6)	(5)	(34)	(22)
Depreciation and amortization	(35)	(35)	(137)	(144)
Net loss attributable to Hexion Inc.	(11)	(157)	(40)	(223)
Net income (loss) attributable to noncontrolling interest	1	(1)	1	(1)
Net loss	$(10)	$(158)	$(39)	$(224)

HEXION INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET LOSS TO ADJUSTED EBITDA

(In millions)	Year Ended December 31, 2015
Net loss	$(39)
Interest expense, net	326
Income tax expense	34
Depreciation and amortization	137
EBITDA	458
Adjustments to EBITDA:
Asset impairments	6
Gain on extinguishment of debt	(41)
Business realignment costs (1)	16
Realized and unrealized foreign currency losses	10
Unrealized gains on pension and OPEB plan liabilities(2)	(13)
Other (3)	42
Cost reduction programs savings (4)	43
Adjusted EBITDA	$521
Pro forma fixed charges (5)	$305
Ratio of Adjusted EBITDA to Fixed Charges (6)	1.71

(1)	Represents headcount reduction expenses and plant rationalization costs related to cost reduction programs and other costs associated with business realignments.

(2)	Represents non-cash gains resulting from pension and postretirement benefit plan liability remeasurements.

(3)
Primarily includes retention program costs, business optimization expenses, certain professional fees, management fees and pension expense related to formerly owned businesses, partially offset by gains on the disposal of assets and a gain on a step acquisition.

(4)
Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the period presented. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.

(5)	Reflects pro forma interest expense based on interest rates at December 31, 2015, as if the 2015 Refinancing Transactions had taken place at the beginning of the period.

(6)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing certain notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of December 31, 2015, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness or to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under the ABL Facility (available borrowings of which were $320 at December 31, 2015).